UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement
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☐	Definitive Information Statement

GWG HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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	(1)	Title of each class of securities to which transaction applies:

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GWG HOLDINGS, INC.

NOTICE OF ACTION BY WRITTEN CONSENT

TO THE STOCKHOLDERS OF GWG HOLDINGS, INC.:

This Notice and the accompanying Information Statement are being furnished to the stockholders of GWG Holdings, Inc., a Delaware corporation (the “Company,” “GWG,” “we,” or “us”), in connection with action taken by written consent by the holders of a majority of the issued and outstanding shares of common stock of the Company to approve, as required by NASDAQ Rule 5635(a) and (b), the issuance of up to 40.0 million shares of Company common stock, at a deemed purchase price per share of $10.00, on the terms and subject to the conditions set forth in the Master Exchange Agreement, dated as of January 12, 2018 (as it may be amended from time to time, the “Master Agreement”), among the Company, GWG Life, LLC (the Company’s wholly owned subsidiary), The Beneficient Company Group, L.P., a Delaware limited partnership (“Beneficient”), MHT Financial SPV, L.L.C., a Delaware limited liability company (“MHT SPV”), and certain related trusts (the “Seller Trusts”) (such issuance of our common stock, together with the other transactions contemplated under the Master Agreement, being hereinafter referred to as the “Transaction”).

The approval of the issuance of the shares for purposes of NASDAQ Rule 5635(a) and (b) was taken by written consent pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Section 2.15 of our bylaws, which provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. This Information Statement is being furnished to our stockholders of record as of [●], 2018, referred to as the record date, in accordance with Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder, solely for the purpose of informing our stockholders of the action taken by the written consent.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

We are mailing this Notice and the accompanying Information Statement to holders of our common stock on or about [●], 2018.

Sincerely,

/s/ [●]

Jon R. Sabes
Chairman and Chief Executive Officer

[●], 2018

GWG HOLDINGS, INC.
220 South Sixth Street, Suite 1200
Minneapolis, MN 55402

INFORMATION STATEMENT

GENERAL INFORMATION

Approval of Share Issuance

GWG Holdings, Inc., a Delaware corporation (the “Company,” “GWG,” “we,” or “us”) is sending you this information statement solely for purposes of informing our stockholders of record as of [●], 2018, which we refer to as the record date, in the manner required by Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Delaware General Corporation Law (the “DGCL”), of the action taken by written consent by the holders of a majority of the issued and outstanding shares of common stock of the Company to approve, as required by NASDAQ Rule 5635(a) and (b), the issuance of up to 40.0 million shares of Company common stock, at a deemed purchase price per share of $10.00, on the terms and subject to the conditions set forth in the Master Exchange Agreement, dated as of January 12, 2018 (as it may be amended from time to time, the “Master Agreement”), among the Company, GWG Life, LLC (the Company’s wholly owned subsidiary), The Beneficient Company Group, L.P., a Delaware limited partnership (“Beneficient”), MHT Financial SPV, L.L.C., a Delaware limited liability company (“MHT SPV”), and certain related trusts (the “Seller Trusts”) (such issuance of our common stock, together with the other transactions contemplated under the Master Agreement, being hereinafter referred to as the “Transaction”).

NASDAQ Rule 5635(a) requires stockholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the number of shares to be issued is equal to or exceeds 20% of the outstanding shares of the Company, and NASDAQ Rule 5635(b) requires stockholder approval prior to any issuance of securities when the issuance will result in a change of control of the listed company, which NASDAQ generally deems to occur when, as a result of the issuance, an investor owns, or has the right to acquire, 20% or more of the outstanding shares of common stock or voting power and such ownership would be the single largest ownership position in the listed company.

In the case of the Master Agreement, we may issue up to 29.1 million shares of our common stock to the Seller Trusts, each of which are expected to have the same trustees or a group of related trustees. If issued, these shares would represent approximately 64% of our issued and outstanding common stock after giving effect to the Transaction and assuming that all shares (including all common shares issuable to MHT SPV, as described in the next following sentence) issuable in the Transaction are issued. Furthermore, under the Master Agreement, we may also issue and sell, in our sole discretion, between 10.9 million and 12.5 million additional shares of our common stock to MHT SPV. In all, we may issue up to 40.0 million shares of common stock in the Transaction.

We are subject to NASDAQ Rule 5635(a) and (b) since our common stock is listed and trades on the NASDAQ Capital Market. Accordingly, NASDAQ Rule 5635(a) and (b) requires us to obtain stockholder approval of the issuance of our common shares in the Transaction.

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The approval of the issuance of the shares by written consent requires the approval of the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. As of the record date, there were [5,813,555] shares of our common stock issued and outstanding.

By a written consent dated [●], 2018, the holders of a majority of the Company’s issued and outstanding common stock, Jon R. Sabes, Chairman and Chief Executive Officer of the Company, and Steven F. Sabes, Executive Vice President of Originations and Servicing and Secretary of the Company, approved the issuance of the shares of the Company’s common stock pursuant to a Master Agreement for purposes of NASDAQ Rule 5635(a) and (b). Accordingly, the written consent executed by the Messrs. Jon and Steven Sabes is sufficient to approve the issuance of the shares pursuant to the Master Agreement, and no further stockholder action is required. Pursuant to Rule 14c-2(b) promulgated under the Exchange Act, such action may not be effected until at least 20 calendar days following the mailing of this Information Statement to our common stockholders. This Information Statement is first being mailed on or about [●], 2018 to the Company’s common stockholders of record as of the record date.

The shares will be issued pursuant to available exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws.

Notice Pursuant to the Delaware General Corporation Law

Pursuant to Section 228(e) of the DGCL, we are required to provide prompt notice of the taking of a corporate action by written consent to common stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228(e) of the DGCL.

OVERVIEW OF THE PROPOSED TRANSACTION

Description of the Master Agreement

Exchange and Purchase and Sale of Securities; Commercial Loan

On January 12, 2018, we entered into the Master Agreement, pursuant to which we have agreed to issue an aggregate of up to 29.1 million shares of Company common stock as partial consideration in exchange for our receipt of outstanding common units of Beneficient we will receive from the Seller Trusts. Our common stock will be issued in the exchange to the Seller Trusts at a deemed purchase price of $10.00 per share. In addition to shares of our common stock, the aggregate consideration to the Seller Trusts will consist of up to $359 million of our L Bonds and payment of $150 million in cash. We may also issue and sell, in our sole discretion, a combination of common stock (at a purchase price of $10.00 per share) and L Bonds to MHT SPV for an aggregate purchase price of $150 million in cash. Such combination will represent at least 10.9 million additional shares of common stock (including $41 million in L Bonds) but no more than 12.5 million additional shares of our common stock (including $25 million in L Bonds). For information regarding Beneficient, see “—Consequences of Our Ownership in Beneficient After the Transaction” below.

In considering the Transaction, the Company and the Board of Directors considered and discussed information and analysis provided by its legal and financial advisors. The Board determined that the Transaction will provide significant financial and strategic benefits, including:

•	A significant increase in the Company’s common equity;

•	A significant reduction in the Company’s leverage ratio (as measured by debt divided by total equity);

•	New and significant opportunities to lower the Company’s cost of funds, an important driver of shareholder value;

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•	Diversification of the Company’s revenue and cash flow sources resulting in more consistent earnings; and

•	Increased public float and liquidity in the Company’s common stock, thereby increasing our common stockholder base and potentially attracting additional equity analyst coverage, both of which are important factors in maximizing share valuation.

Additionally, the Transaction creates opportunities for the Company and BEN to pursue strategies that are mutually advantageous, including the opportunity to leverage the Company’s knowledge, experience and significant infrastructure in, and the marketing, sales and servicing of, the independent broker dealer market and the related market for illiquid alternative investments – a prime target market for the origination of BEN’s suite of liquidity products. Additionally, the Company has significant expertise in, and infrastructure dedicated to, the sourcing, pricing and management of life insurance policies acquired in the secondary market.  These so-called life settlements are among the asset classes that BEN may seek to gain (and are expected to gain, as a result of the Transaction) exposure to through its various strategies.

After considering these primary factors, management and the Board of Directors has determined that the Transaction is in the best interests of the Company.

Under the Master Agreement, we are (a) receiving the common units in Beneficient from the Seller Trusts in exchange for an aggregate of (a) up to $650 million in our common stock at a price of $10.00 per share and five-year L Bonds, and (b) $150 million in cash. We may also issue and sell, in our sole discretion, additional shares of our common stock at $10.00 per share and additional L Bonds to MHT SPV for cash. The use of proceeds from a sale of securities to MHT SPV would be to facilitate our payment of the cash consideration to the Seller Trusts.

The exact number of shares of common stock and L Bonds of GWG, and the exact number of outstanding common units of Beneficient that will be sold to GWG by the Seller Trusts, at the closing of the Transaction, will be determined approximately five business days prior to closing. The Master Agreement provides, however, that the aggregate value of the consideration (consisting of the GWG common stock, L Bonds and cash) provided to the Seller Trusts in the Transaction will not be less than $550 million nor more than $800 million. Below is a diagram of the Transaction:

GWG Life will make a commercial loan to Beneficient in a principal amount of up to $400 million for working capital and to facilitate the delivery of trust products and services of Beneficient and its subsidiaries (collectively, “BEN”), in order that Beneficient is better able to execute its business strategy. Interest will accrue on the principal amount outstanding under the loan at the per annum rate of 5%. The expected terms of the commercial loan are described below under “—Other Agreements—Commercial Loan Agreement.”

In the event GWG secures a valuation opinion from a nationally recognized valuation firm to the effect that the common units of Beneficient will have, as of the closing date of the Transaction, a fair value of less than $9.00 per common unit and a second valuation opinion obtained by GWG and Beneficient ascribes a value to the common units of less than $9.00 per unit, Beneficient will provide, through arrangements with its existing security holders so as to preclude dilution, such additional number of common units to GWG at the closing of the Transaction as shall be necessary to provide an aggregate value to GWG equal to the value the common units would have had at a fair value of $10.00 per unit.

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The transactions contemplated by the Master Agreement are expected to close in the second quarter of 2018, subject to the satisfaction of customary closing conditions set forth in the agreement, including, among others, expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and amendment and supplement of the indenture governing GWG’ outstanding L Bonds in connection with the terms of the transaction.

In the Master Agreement, each of the parties has made certain customary and negotiated representations and warranties. Our representations and warranties to Beneficient, MHT SPV and the Seller Trusts include, among other things, representations and warranties with respect to our capitalization, tax matters, our business, required consents, our filings with the Securities and Exchange Commission (the “SEC”), our internal controls and disclosure controls, and the issuance of our securities. The representations and warranties made to us by Beneficient, MHT SPV and the Seller Trusts include, among other things, representations and warranties about their respective capitalization, tax matters, businesses, required consents, and the status of the Seller Trusts and MHT SPV as “accredited investors” and their investment intent.

The representations and warranties in the Master Agreement survive until the latest of (i) the resale (as contemplated by the Orderly Marketing Agreement (as defined below)) of the common stock we issue under the Master Agreement to the Seller Trusts, (ii) the satisfaction or refinancing of the L Bonds we issue under the Master Agreement to the Seller Trusts, and (iii) the full satisfaction by Beneficient of all its obligations under the commercial loan we provide under the Master Agreement.

GWG, on the one hand, and any of Beneficient, MHT SPV or the Seller Trusts, on the other hand, may terminate the Master Agreement prior to the closing in certain circumstances, including, among other things, (i) if the closing of the transaction has not occurred by April 30, 2018, (ii) by mutual written consent, and (iii) in connection with another party’s breach in a material respect of its representations, warranties, or agreements contained in the Master Agreement that is either not curable or, if curable, has not been cured after at least 30 days prior written notice. In addition, the Seller Trusts may terminate the Master Agreement, prior to the closing, at any time so long as they pay to us a $4 million termination fee concurrently with or prior to such termination.

Non-Solicitation Covenant

In order to provide additional assurance to Beneficient, MHT SPV and the Seller Trusts under the Master Agreement, we have agreed to not:

•	solicit, initiate, encourage, or facilitate the making, submission or announcement of any “Acquisition Proposal,” as defined below, or “Acquisition Inquiry,” as defined below, relating to us or any of our subsidiaries or otherwise solicit, initiate, encourage or facilitate any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry relating to us or any of our subsidiaries;

•	request or receive any non-public information from any person or provide any non-public information to any person in connection with an Acquisition Proposal or Acquisition Inquiry relating to us or any of our subsidiaries;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal relating to us or any of our subsidiaries;

•	approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry relating to us or any of our subsidiaries; or

•	enter into any letter of intent or similar document or any agreement contemplating or providing for any Acquisition Transaction or Acquisition Proposal relating to us or any of our subsidiaries.

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In the event that we receive an unsolicited bona fide written Acquisition Inquiry or Acquisition Proposal, we, our subsidiaries and their respective representatives may nonetheless take any of the above-described actions only if our Board of Directors concludes in good faith (after consultation with its outside counsel, and with respect to financial matters, its financial advisors) that failure to take any of the such actions would be inconsistent with its fiduciary duties under applicable law.

The Master Agreement defines several terms that are critical to understanding our obligations under the non-solicitation covenant. Specifically, the Master Agreement contains definitions for the following terms:

•	“Acquisition Inquiry” means an inquiry, indication of interest or request for information that could reasonably be expected to lead to an “Acquisition Proposal,” as defined below.

•	“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest relating to any “Acquisition Transaction,” as defined below.

•	“Acquisition Transaction” means any transaction or series of transactions (other than the transactions contemplated by the Master Agreement) with any person involving: (i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets of such person.

Listing of Beneficient Common Units

In the Master Agreement, Beneficient has agreed to use its commercial best efforts to pursue and obtain a listing of its common units on a nationally recognized stock exchange (a “listing”) on or prior to the 40-month anniversary of the closing of the Transaction. If Beneficient does not (i) within 24 months after the closing of the Transaction, file a registration statement with the SEC in connection with a listing, or (ii) secure a listing on or prior to the 40-month anniversary of the closing of the Transaction, then the Master Agreement provides that we may, at our election, cause Beneficient to adopt a strategy to redeem all of the common units of Beneficient then held by us as of the date of our election. If we were to make an election for the redemption of our common units in Beneficient, Beneficient would be obligated to repurchase our common units at a redemption price equal to the greater of $11.00 per unit or the book value per unit as of the date of redemption.

In adopting a strategy to redeem the common units of Beneficient held by us, Beneficient will be obligated to use no less than 75% of its distributable cash flow (calculated quarterly as cash flows derived from operations, plus cash inflows from financings, less mandatory tax distributions) to satisfy our redemption election together with all other redemption elections, including any redemption elections that may be made by the holders of other interests in Beneficient or interests convertible into interests of Beneficient. In this regard, we are aware that certain “NPC-C Unit Accounts” (which are interests in Beneficient Company Holdings, L.P., a subsidiary limited partnership of Beneficient) also have the right to elect redemption by Beneficient in the event a listing does not occur. If we were to elect redemption, then Beneficient will be obligated under the Master Agreement to use a percentage of its distributable cash flow (as defined above), each quarter, equal to the percentage that the common units held by us on the date of our election bears to the total number of outstanding common units (on an undiluted basis) as of the date of our election, until such time as all of our common units shall have been redeemed.

To help ensure that the value of our redemption right will not be diluted by future issuances of interests entitled to similar redemption rights, the Master Agreement provides that after the closing of the Transaction until the effective date of a listing, if any, none of Beneficient, its subsidiaries or affiliates will, without our prior written consent, issue any additional class of securities with rights of redemption, whether optional or mandatory, ranking senior in priority to the common units we acquire in the Transaction, unless and until all of the common units we acquire in the Transaction are redeemed under the terms of the Master Agreement, are otherwise sold or transferred, or unless we affirmatively elect in writing not to elect redemption.

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Certain Restrictions on Beneficient

The Master Agreement provides that, until such time as Beneficient has satisfied all of its obligations to us under the commercial loan that GWG Life will make to Beneficient at the closing, Beneficient will not, without our prior written consent (which we may grant, withhold or condition in our sole discretion), incur additional indebtedness for borrowed money in excess of 45% of Beneficient’s net asset value. For purposes of this covenant, each of (i) the bank debt of Beneficient, (ii) the outstanding balance of “NPC-B Unit Accounts” of Beneficient Company Holdings, L.P. (Beneficient’s subsidiary limited partnership), and (iii) any guarantees furnished by Beneficient for the debt or obligations of another person will be counted as indebtedness for borrowed money. Nevertheless, with respect to bank debt incurred by Beneficient, the Master Agreement further provides that the bank debt of Beneficient may not exceed at any time the lesser of 30% of Beneficient’s net asset value or $200 million.

Our Certificate of Incorporation and Bylaws

The Master Agreement does not require any amendments or changes to our Certificate of Incorporation or corporate bylaws, and we do not anticipate effecting any changes, or seeking the approval of our common stockholders for any such changes, in connection with the Transaction.

Other Agreements

The Master Agreement contemplates a number of other agreements that will be executed and delivered between the date of the Master Agreement and closing, or at the closing, in furtherance of the Transaction. None of these other agreements have been fully negotiated, reduced to writing, executed and delivered. Generally, the Master Agreement requires the proposed parties to these other agreements to use some level of effort to arrive at terms reasonably acceptable to the parties, or to enter into these other agreements in customary but negotiated form or substance reasonably acceptable to the parties. In all cases, however, the Master Agreement itself provides some of the material terms and conditions that will be included in these other agreements. The captions below summarize certain of these other agreements by identifying their parties, their purpose, the manner in which they are to be reached, the time at which they are to be delivered, and the material terms and conditions that the Master Agreement specifies for these other agreements.

Commercial Loan Agreement

In the Master Agreement, we have agreed to cause GWG Life to provide a commercial loan to Beneficient for working capital and to facilitate the delivery of trust products and services of BEN, in order that Beneficient is better able to execute its business strategy. The commercial loan will be made at the closing of the Transaction. The principal terms to be included in the commercial loan have been negotiated in an arms’ length transaction and are summarized below:

•	At the closing of the Transaction, GWG Life, as the lender, will enter into a commercial loan agreement (the “Commercial Loan Agreement”) with Beneficient, as the borrower;

•	The principal amount of the loan is expected to be $275 million, but may be increased by agreement of the parties up to an aggregate maximum amount of $400 million;

•	Simple interest will accrue on the principal amount at the rate of 5% per annum, one-half of which will be due and payable in cash on a monthly basis, and one-half of which will accrue and become due on the maturity date and payable in the form of common units of Beneficient or cash at the election of Beneficient;

•	The commercial loan will have a four-year term, and the maturity date will be the 48-month anniversary of the Commercial Loan Agreement;

•	The outstanding principal amount of the commercial loan, together with any accrued and unpaid interest thereon, may be settled in cash or common units of Beneficient, at the sole discretion of Beneficient, on the maturity date; provided that GWG Life will not be required to accept common units if such acceptance would, in the reasonable opinion of GWG or Beneficient, be likely to require Beneficient or GWG to be registered as an investment company under the Investment Company Act of 1940, as amended;

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•	The outstanding principal amount of the commercial loan, together with interest thereon, may be prepaid in cash at any time or from time to time without penalty;

•	The amounts owing in connection with the Commercial Loan Agreement will rank junior only to Beneficient’s bank debt and the NPC-B Unit Accounts of Beneficient Company Holdings, L.P., the subsidiary limited partnership of Beneficient; and

•	The Commercial Loan Agreement will contain certain financial covenants.

We expect that, in addition to the above, the Commercial Loan Agreement will contain other terms and conditions that are customary for commercial agreements of this type.

Registration Rights Agreements; Lock-Up Provisions

In connection with the closing of the Transaction, and as contemplated in the Master Agreement, we will enter into two different registration rights agreements, one of which will grant resale registration rights to us with respect to the common units of Beneficient we will receive at the closing (the “Beneficient Resale Registration”), and the other of which will involve our grant of resale registration rights to the Seller Trusts and MHT SPV with respect to the shares of common stock and L Bonds we issue at the closing (the “GWG Resale Registration”). These registration rights agreements are intended to provide the parties with the legal right to sell the securities they receive in the Transaction in compliance with the Securities Act of 1933.

Although the Master Agreement provides that the Beneficient Resale Registration must be in customary and negotiated form reasonably acceptable to the parties, the Master Agreement nonetheless describes certain material terms of the Beneficient Resale Registration. In particular, the Beneficient Resale Registration will provide us with:

•	piggyback registration rights affording us the right to include for resale, on any initial registration statement that Beneficient files with the SEC under the Securities Act for an initial offering of Beneficient common units, our common units of Beneficient received in the Transaction, subject, however, to customary cutback provisions (limiting the total number of shares that may be included in a registration); and

•	demand registration rights with respect to any of our common units of Beneficient for which resale registration is not obtained through the piggyback registration rights granted as described immediately above, subject, however, to customary limitations.

Although the Master Agreement provides that the GWG Resale Registration must be in customary and negotiated form reasonably acceptable to the parties, the Master Agreement nonetheless describes certain material terms of the GWG Resale Registration. In particular, the GWG Resale Registration will provide the Seller Trusts with:

•	demand registration rights affording the Seller Trusts and their assigns the right to obligate us to register the resale of all of the shares of our common stock issued to the Seller Trusts under the Master Agreement, subject, however, to customary limitations; and

•	piggyback registration rights affording the Seller Trusts and their assigns the right to include for resale, on any registration statement we file, any shares of our common stock issued under the Master Agreement and not otherwise included on any demand registration effected pursuant to the rights described immediately above, subject, however, to customary cutback provisions.

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We expect that the registration rights to be granted under the Beneficient Resale Registration and the GWG Resale Registration will likely include certain customary conditions and limitations, including the right of underwriters to limit the number of shares to be included in a registration, the right of the issuer to delay or withdraw a registration statement under certain circumstances, and the right to limit the number of shares to be included based on SEC rules, guidance or staff comment. Subject to certain limited but customary exceptions, we expect that the issuer involved in any registration will generally pay all registration expenses incurred in connection with that registration.

Notwithstanding the above-described registration rights granted to the Seller Trusts, the ability of the Seller Trusts to resell the shares of our common stock they receive in the Transaction under the GWG Resale Registration will be limited by the contractual provisions of the Orderly Marketing Agreement (as defined below).

The shares of our common stock that we issue to MHT SPV in the Transaction are not contemplated to be included among the securities for which registration can be obtained through the GWG Resale Registration. Furthermore, that entity’s ability to resell the shares of our common stock it receives in the Transaction will be limited by certain lock-up provisions contained in the Master Agreement. In particular, MHT SPV has agreed that, until the earlier of (i) the listing of the common units of Beneficient on a nationally recognized stock exchange and (ii) 40 months from the date of closing, it will not directly or indirectly sell, transfer, distribute, pledge or otherwise dispose of any shares it receives in the Transaction without our prior written consent.

Orderly Marketing Agreement

The Master Agreement obligates us and the Seller Trusts to negotiate in good faith the terms of an agreement (the “Orderly Marketing Agreement”) with one or more nationally recognized investment banks, and enter into that agreement at the closing, for the orderly marketing and resale of the shares of our common stock that we issue to the Seller Trusts under the Master Agreement. The purpose of the Orderly Marketing Agreement is to manage the timing and amount of our common shares that are publicly resold in the market since the number of shares of our common stock to be issued under the Master Agreement will substantially increase the total number of our issued and outstanding shares.

Although the Master Agreement provides that the Orderly Marketing Agreement must be in final negotiated form reasonably acceptable to the parties, the Master Agreement nonetheless describes certain material terms of the Orderly Marketing Agreement. In particular, the Orderly Marketing Agreement will obligate the Seller Trusts, severally, to:

•	agree with us (and with Beneficient) that no shares of our common stock they receive in the Transaction, including shares a Seller Trust may distribute to the beneficiaries of that trust, will be transferred or sold other than in accordance with such orderly marketing arrangements contained in the Orderly Marketing Agreement; and

•	agree not to assign or distribute any of the shares of our common stock they receive in the Transaction without conditioning that assignment or distribution upon the agreement of the assignee or distributee to comply with provisions of the Orderly Marketing Agreement, including their agreement not to transfer or sell any of common stock other than in accordance with the orderly marketing arrangements contained in the Orderly Marketing Agreement.

The Master Agreement also contains the covenants of GWG, on the one hand, and Beneficient, on the other hand, to use their commercially reasonable efforts to secure the assistance of their respective senior executives to assist the investment bank or banks involved in marketing and resale activities. This assistance may include participating in roadshows from time to time as reasonably requested by the other party. In this regard, it is possible that the parties may determine to include more specific and detailed provisions of this sort in the Orderly Marketing Agreement, in which case we would expect that Beneficient would also become a party to the Orderly Marketing Agreement.

MHT SPV is not expected to be a party to the Orderly Marketing Agreement. Accordingly, the shares of our common stock that we issue to MHT SPV in the Transaction will not be subject to the orderly marketing arrangements contained in that agreement. As explained above, however, under the caption “—Registration Rights Agreements; Lock Up,” MHT SPV has agreed in the Master Agreement to not resell the shares of our common stock it receives in the Transaction until the earlier of (i) the listing of Beneficient’s common units on a nationally recognized stock exchange and (ii) 40 months from the date of the closing of the Transaction.

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Shareholders’ Agreement

The Master Agreement contemplates and requires the delivery at closing of a shareholders’ agreement (the “Shareholders’ Agreement”) among the Seller Trusts, MHT SPV and GWG. The purpose of the Shareholders’ Agreement is to limit the voting power of the Seller Trusts and MHT SPV and the control they would otherwise be entitled to exercise over GWG. The Seller Trusts and MHT SPV have agreed to these concepts and provisions since their main interest in engaging in the Transaction is to obtain liquidity for their common units of Beneficient, which they will obtain by consummating the Transaction and selling to us their common units of Beneficient (which securities are presently not liquid in that they are not listed on any exchange and do not trade) in exchange for our issuance to them of our common stock (which is more liquid in that our common stock is listed on the NASDAQ Capital Market) and L Bonds as described herein. To this end, the Master Agreement provides that the Shareholders’ Agreement will contain the following provisions, all of which will bind the Seller Trusts and MHT SPV and their respective transferees:

•	all voting securities of GWG over which they have voting control, with respect to all matters including without limitation the election and removal of directors, regardless of whether voted at a regular or special meeting or pursuant to a written consent, will be voted solely in proportion with the votes cast by all other holders of voting securities of GWG on any matter put before them;

•	until the earlier of (i) one year from the closing of the Transaction and (ii) the termination of the Orderly Marketing Agreement, no Seller Trust nor its assignees and transferees (other than pursuant to a registered public offering) or their respective affiliates will, without the prior written consent of GWG’s Board of Directors, directly or indirectly:

o	acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any voting securities of GWG or any of its subsidiaries other than pursuant to the Master Agreement;

o	seek or propose to influence or control the management, Board of Directors, or policies of GWG, make or participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in applicable SEC rules) to vote any voting securities of GWG or any of its subsidiaries, or seek to advise or influence any other person with respect to the voting of any voting securities of GWG or any of its subsidiaries;

o	submit a proposal for or offer of (with or without conditions) any merger, recapitalization, reorganization, business combination, or other extraordinary transaction involving GWG, any of its subsidiaries, or any of their respective securities or assets or, except as required by law, make any public announcement with respect to the foregoing;

o	enter into any discussions, negotiations, arrangements, or understandings with any other person with respect to any of the foregoing, or otherwise form, join, engage in discussions relating to the formation of, or participate in a “group,” within the meaning of Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; or

o	advise, assist, or encourage any other person in connection with any of the foregoing.

The Master Agreement provides that the Shareholders’ Agreement, containing the above-described provisions together with any other customary and negotiated provisions, shall remain in effect (i) in the case of the Seller Trusts, until the termination of the Orderly Marketing Agreement, and (ii) in the case of MHT SPV, until the termination of the lock-up provisions contained in the Master Agreement.

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Consequences of Our Ownership in Beneficient After the Transaction

Beneficient is a limited partnership organized in the State of Delaware. As such, its business and affairs are managed by its general partner. The general partner of Beneficient is Beneficient Management, LLC, a Delaware limited liability company (“Beneficient Management”). Although Beneficient Management is the general partner of Beneficient, and holds a “general partner interest: in Beneficient, that general partner interest has no associated economic rights.

Upon consummation of the Transaction, we will become the owner of up to 82% of the issued and outstanding common units in Beneficient and we will be required to become a party to the partnership agreement of Beneficient. Under applicable state law and the partnership agreement of Beneficient, GWG will have no right to participate in the control of the business of Beneficient:

•	Beneficient Management, as Beneficient’s general partner, manages all of Beneficient’s operations and activities. Beneficient’s general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out Beneficient’s purposes and to conduct its business. Owners of common units of Beneficient have only limited voting rights relating to certain matters and, therefore, will have limited or no ability to influence Beneficient’s management’s decisions regarding its business.

•	Any person or group (other than Beneficient’s general partner and its affiliates, or a direct or subsequently approved transferee of the general partner or its affiliates or such person or group has the prior approval of the board of directors of the general partner of Beneficient) who acquires, in the aggregate, beneficial ownership of 20% or more of Beneficient’s common units (including GWG), will lose voting rights on all of its common units and such common units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.

•	Prior to a listing, if any, of Beneficient’s common units on a national stock exchange or, in lieu thereof, quotation of the common units in an automated quotation system, the executive committee of the board of directors of the general partner of Beneficient will be entitled to cast all of the votes that the limited partners would otherwise be entitled to cast, and no limited partner, in its capacity as such, will be permitted to vote in respect of its common units.

Beneficient’s partnership agreement eliminates the fiduciary duties that might otherwise be owed by the Beneficient Management, as general partner of Beneficient, under Delaware law and replaces them with the duties expressly set forth in such agreement. Accordingly, Beneficient Management is permitted to manage Beneficient in accordance with the contractual standards set forth in its partnership agreement. Beneficient’s partnership agreement provides that, when the general partner is permitted or required to make a decision in its “discretion” or pursuant to a provision not subject to an express standard of “good faith,” in making such decision, the general partner has no duty to give any consideration to any interest of or factors affecting Beneficient or any other person. If a decision under Beneficient’s partnership agreement is subject to an express standard of “good faith,” such decision will not constitute a breach of the agreement if the decision is approved by (i) a majority of the members of the conflicts committee of the board of directors of the general partner of Beneficient, (ii) holders of a majority of the voting power of the Beneficient’s common units entitled to vote (excluding voting common units owned by the general partner and its affiliates), or (iii) the general partner acting without a subjective belief that such decision was adverse to the interests of Beneficient. Potential conflicts of interest may arise among the general partner and its affiliates, on the one hand, and Beneficient, on the other hand, and the general partner may be able to favor its own interest to the detriment of Beneficient and the holders of the common units.

Our ownership in Beneficient’s issued and outstanding common units immediately after the consummation of the Transaction does not include (i) an aggregate of approximately 125,657,883 limited partner interests that may be issued upon the conversion of outstanding securities issued by Beneficient or Beneficient Company Holdings, L.P. (a subsidiary limited partnership of Beneficient), all or substantially all of which are beneficially held, directly or indirectly, by the founders of Beneficient or its management members, or (ii) additional limited partner interests that may be issued after the closing of the Transaction. Importantly, the general partner of Beneficient has discretion to cause Beneficient to issue additional limited partner interests from time to time, and Beneficient’s partnership agreement contains no meaningful restrictions on this authority. Moreover, the Beneficient organizational structure permits the future issuance of additional securities that can, upon certain circumstances or at the discretion of their holders, be converted into additional limited partner interests in Beneficient.

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Informational Rights

In the Master Agreement, we negotiated for certain express informational rights, beyond those provided in the Beneficient’s partnership agreement and those provided by the Delaware Revised Uniform Limited Partnership Act, relating to Beneficient:

•	Until such time as the common units of Beneficient are listed on a nationally recognized stock exchange, Beneficient will permit us and our representatives, on no less than five business days’ prior written notice, to visit and inspect any of Beneficient’s properties, including its books of account and other records (and make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with Beneficient’s officers and its independent public accountants, all at such reasonable times and as often as we may reasonably request, provided that our rights of access must be exercised in a manner that does not unreasonably interfere with Beneficient’s operations; and

•	On a timely basis, Beneficient will provide us with all financial and tax information we reasonably request in order to comply with our SEC reporting obligations and prepare and file our tax returns.

The above-described informational rights are subject to certain limited exceptions relating to information that is subject to attorney-client privilege or the provision or disclosure of which is prohibited by applicable law.

In addition, until the closing of the Transaction, each of Beneficient, MHT SPV and the Seller Trusts have agreed in the Master Agreement to afford us and our representatives reasonable access to the books, records, financial statements, information, agreements, officers, and other items of the assets, liabilities, and business of Beneficient and the Seller Trusts, and otherwise provide such assistance as may be reasonably requested by us or our representatives in order that we and our representatives may have a full opportunity to make such investigation and evaluation as we may desire to make of Beneficient, MHT SPV, the Seller Trusts, their respective businesses and the transactions contemplated by the Master Agreement.

Information on The Beneficient Company Group, L.P.

The Beneficient Company Group, L.P. (together with its subsidiaries, “BEN”), is a privately-held company organized as a Delaware master limited partnership, the general partner of which is Beneficient Management, a Delaware limited liability company. Subject to receipt of its regulatory trust charters from the State of Texas, BEN intends to register its common units with the SEC in the future and to apply for listing on a national stock exchange. If so registered and listed, BEN would be considered a publicly traded partnership for IRS purposes. There can be no assurance as to the timing or effectiveness, if any, of the proposed SEC registration and stock exchange listing of the common units.

Upon receipt of its regulator charters, BEN plans to provide to mid-to-high net worth individuals (i.e., individuals having a net worth of between $5 million and $30 million):

•	Trust services and related liquidity products and loans (collectively, “trust services and liquidity products”) for the alternative assets and illiquid investment funds those individuals may own; and

•	A variety of other financial services, including custody and clearing of alternative assets, fund and trust administration, retirement funds and insurance services for covering risks attendant to owning or managing alternative assets.

BEN intends to offer its trust services and liquidity products through its U.S.-based subsidiaries, including trust companies for which BEN intends to apply to charter in Texas; and intends to offer its insurance services through its Bermuda regulated insurance companies.

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In addition, BEN is developing a third business segment, referred to as financial technologies and online platforms, designed to offer clients online financial technologies and platforms for direct access to BEN’s liquidity products and services as well as specialized reporting tools. To expand this segment, BEN has agreed to assume operation of ACE Portal, Inc., which was previously financed in part by the New York Stock Exchange in order to develop and operate a centralized platform for accredited and qualified investors to access the private markets for private placements of equity, debt and fund interests marketed by SEC-registered broker-dealers. BEN’s acquisition of the ACE Portal is expected to be completed during 2018 following the closing of the Transaction.

BEN’s General Partner and Board of Directors

As a limited partnership, Beneficient is controlled by its general partner, Beneficient Management. The general partner is controlled by, and exclusive and complete authority to manage the operations and affairs of the general partner are granted to, the general partner’s board of directors (the “BEN Board”). The BEN Board is currently comprised of the following five directors: Brad K. Heppner (BEN’s Chief Executive Officer, Senior Partner and Chairman of the Board); Jeffrey D. Thiesen (BEN’s Vice-President, Online Information Research); Jeffrey S. Hinkle (BEN’s Chief Administrative Officer and Treasurer); Randy M. Egger (BEN’s Vice-President, Real Estate Financing); and Murray T. Holland (Managing Member, MHT Financial). Upon completion of the Transaction, the existing directors (apart from Mr. Heppner) will resign and thereafter the BEN Board is expected to be comprised of the following five individuals:

•	Richard W. Fisher - Past President of the Federal Reserve Bank of Dallas and past member of the Fed’s Open Market Committee. Founder of Fisher Capital Management after leaving Brown Brothers Harriman & Co. in 1987. Presently Senior Adviser to Barclays PLC, and a Director of AT&T and PepsiCo.

•	Brad K. Heppner – Chairman and Chief Executive Officer of BEN. Founder and former owner of The Crossroads Group (private equity fund of funds advisor) which was sold to Lehman Brothers, now Neuberger Berman, and founder/former owner of Capital Analytics (alternative asset administration company) now owned by Mitsubishi Union Financial Group.

•	Thomas O. Hicks - Founder and Chairman of Hicks Holdings, L.L.C., private equity industry pioneer and founder of Hicks, Muse, Tate and Furst, which raised over $12 billion in funds. His funds have invested billions of dollars of equity in businesses in the United States, Europe, and Latin America.

•	Bruce W. Schnitzer - Founder and Chairman of Wand Partners, a private equity firm specialized in insurance and other specialty financial services, past President and CEO of Marsh, Inc. and past Chief Financial Officer of Marsh & McLennan Companies, Inc.

•	Sheldon I. Stein - President of Southern Glazer’s Wine and Spirits and past Vice Chairman and Head of Southwest Investment Banking for Bank of America, Merrill Lynch. Previously Senior Managing Director and leader of Bear Stearns’ Southwest Investment Banking Group for over 20 years.

As noted above, our holding in BEN will not afford us any voting rights or other rights to influence the management or control of the company.

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SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
MANAGEMENT AND DIRECTORS

In General

The tables below sets forth information known to us regarding the beneficial ownership of our common stock as of January 31, 2018, for:

•	each person we believe beneficially holds more than 5% of our outstanding common shares (based solely on our review of SEC filings);

•	each of our directors;

•	each of our “named executive officers” as identified in the summary compensation table contained in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 15, 2017; and

•	all of our directors and named executive officers as a group.

The number of shares beneficially owned by a person includes shares issuable under options held by that person and that are currently exercisable or that become exercisable within 60 days of January 31, 2018. Percentage calculations assume, for each person and group, that all shares that may be acquired by such person or group pursuant to options currently exercisable or that become exercisable within 60 days of January 31, 2018 are outstanding for the purpose of computing the “Percentage of Common Stock Owned” by such person or group. Nevertheless, shares of common stock that are issuable upon exercise of presently unexercised options are not deemed to be outstanding for purposes of calculating the “Percentage of Common Stock Owned” by any other person or any other group.

Except as otherwise indicated in the table or its footnotes, the persons in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

As of January 31, 2018, we had 5,813,555 shares of common stock issued and outstanding.

Beneficial Ownership Prior to the Transaction

Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Jon R. Sabes(1)	2,344,103	39.18%
Steven F. Sabes(2)	2,272,540	38.72%
William B. Acheson(3)	142,502	2.39%
David H. Abramson(4)	81,000	1.37%
Jeffrey L. McGregor(5)	58,800	1.00%
Charles H. Maguire III(6)	56,700	*
Shawn R. Gensch(7)	45,600	*
Mark E. Schwarzmann(8)	8,400	*
All current directors and officers as a group	5,009,645	77.88%

*	less than one percent.

(1)	Mr. Sabes is our Chief Executive Officer and a director of the Company. Shares reflected in the table include 1,228,319 shares held individually, 169,671 shares held by Jon Sabes 1992 Trust No.1, a trust of which Mr. Sabes is the beneficiary, 168,801 shares held by Jon Sabes 12.30.92 Trust, a trust of which Mr. Sabes is a beneficiary, 241,631 shares held by Jon Sabes 1982 Trust, a trust of which Mr. Sabes is a beneficiary, and 163,737 shares held by Jon Sabes 1976 Trust, a trust of which Mr. Sabes is a beneficiary. Also included are 102,192 shares held by Mr. Sabes’ immediate family members. The trustees of each of the trusts are Robert W. Sabes, Steve F. Sabes and Ross A. Sabes. The number of shares also includes 169,752 stock options currently exercisable or exercisable within 60 days granted pursuant to stock option agreements. Figures also include 100,000 shares held by Insurance Strategies Fund, LLC, a Delaware limited liability company over whose securities each of Jon R. and Steven F. Sabes exercise voting and dispositive control. Jon R. and Steve F. Sabes disclaim beneficial ownership over the shares held by Insurance Strategies Fund, LLC except to the extent of their pecuniary interest in such shares.

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(2)	Mr. Sabes is our Executive Vice President of Originations and Servicing, Secretary and a director of the Company. Shares reflected in the table include 1,044,322 shares held individually and 1,072,382 shares held by SFS Holdings, LLC, a limited liability company of which Mr. Sabes is manager. The number of shares also includes 55,836 stock options currently exercisable or exercisable within 60 days granted pursuant to stock option agreements. Figures also includes 100,000 shares held by Insurance Strategies Fund, LLC, a Delaware limited liability company over whose securities each of Jon R. and Steven F. Sabes exercise voting and dispositive control. Jon R. and Steve F. Sabes disclaim beneficial ownership over the shares held by Insurance Strategies Fund, LLC except to the extent of their pecuniary interest in such shares.

(3)	Mr. Acheson is our Chief Financial Officer. Shares reflected in the table include 142,502 of vested stock options granted pursuant to our 2013 Stock Incentive Plan.

(4)	Mr. Abramson is a director of the Company. Shares reflected in the table include 81,000 of stock options vested or vesting within 60 days, granted pursuant to our 2013 Stock Incentive Plan.

(5)	Mr. McGregor is a director of the Company. Shares reflected in the table include 58,800 of stock options vested or vesting within 60 days, granted pursuant to our 2013 Stock Incentive Plan.

(6)	Mr. Maguire III is a director of the Company. Shares reflected in the table include 56,700 of stock options vested or vesting within 60 days, granted pursuant to our 2013 Stock Incentive Plan.

(7)	Mr. Gensch is a director of the Company. Shares reflected in the table include 45,600 of vested stock options vested or vesting within 60 days, granted pursuant to our 2013 Stock Incentive Plan.

(8)	Mr. Schwarzmann is a director of the Company. Shares reflected in the table include 8,400 of vested stock options vested or vesting within 60 days, granted pursuant to our 2013 Stock Incentive Plan.

Beneficial Ownership After the Transaction

The table below provides beneficial ownership information as of January 31, 2018 and assuming the closing of the Transaction and the issuance by GWG of the maximum of 40,000,000 shares of our common stock.

Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Seller Trusts(1)	29,100,000	63.52%
MHT Financial SPV, LLC(2)	10,900,000	23.79%
Jon R. Sabes	2,344,103	5.10%
Steven F. Sabes	2,272,540	4.95%
William B. Acheson	142,502	*
David H. Abramson	81,000	*
Jeffrey L. McGregor	58,800	*
Charles H. Maguire III	56,700	*
Shawn R. Gensch	45,600	*
Mark E. Schwarzmann	8,400	*
All current directors and officers as a group	5,009,645	10.79%

*       less than one percent.

(1)	Assumes maximum amount of shares issued to the Seller Trusts in the aggregate. The Seller Trusts are a group of individual common law trusts expected to receive shares of GWG common stock in the Transaction. The trustee of each of the Seller Trusts is Delaware Trust Company. The trust advisors of each trust are two unrelated individuals, Jeffrey S. Hinkle and Murray T. Holland, who have sole decision-making authority with respect to each trust. The beneficiary of each of the Seller Trusts is MHT Financial, LLC. The members of MHT Financial, LLC are Shawn T. Terry, Mike McGill and Murray T. Holland. The names of the various trusts comprising the Seller Trusts are as follows: The LT-1 Exchange Trust, The LT-2 Exchange Trust, The LT-3 Exchange Trust, The LT-4 Exchange Trust, The LT-5 Exchange Trust, The LT-6 Exchange Trust, The LT-7 Exchange Trust, The LT-8 Exchange Trust, The LT-9 Exchange Trust, and The LT-12 Exchange Trust. Additional trusts are expected to participate in the Transaction up to the maximum amount of shares to be issued; however, no individual Seller Trust is expected to hold more than 10% of our common stock following the consummation of the Transaction.

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(2)	Assumes minimum number of shares issued if maximum amount issued to Seller Trusts. MHT Financial SPV, LLC is a Delaware limited liability company expected to receive shares of GWG common stock in the Transaction. MHT Financial SPV, LLC is wholly owned by MHT Financial, LLC. The members of MHT Financial, LLC are Shawn T. Terry, Mike McGill and Murray T. Holland.

OTHER BUSINESS

Householding of Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Information Statement may have been sent to multiple stockholders in each household unless otherwise instructed by such stockholders. We will deliver promptly a separate copy of the Information Statement to any common stockholder upon written or oral request to our Corporate Secretary, at GWG Holdings, Inc., 220 South Sixth Street, Suite 1200, Minneapolis, Minnesota 55402, telephone: (612) 746-1944.  Any stockholder wishing to receive separate copies of our proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.

Costs

We will make arrangements with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our common stock for the forwarding of this Information Statement to the beneficial owners of our common stock.  We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

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